Exhibit 10.3

Northwest Airlines, Inc. Department A1180 2700 Lone Oak Parkway Eagan, MN 55121

June 16, 2008

Mr. Neal S. Cohen

4970 Meadville

Greenwood, MN  55331

Mr. Cohen,

This letter is in response to your request that Northwest Airlines, Inc. (“Northwest”) provide you with a limited waiver to your obligations set forth in Section 6(b) of the Management Compensation Agreement dated as of May 2, 2005 between you and Northwest (the “Agreement”), pursuant to which you agreed not to become an employee, consultant, officer, partner or director of any air carrier that competes with Northwest or any of its affiliates for a period of one year following the termination of your employment with Northwest.  You have requested that the limited waiver permit you to provide advice to Seabury Group LLC related to their engagement with Midwest Airlines.

This will confirm that Northwest hereby grants to you a limited waiver of the non-compete provision set forth in Section 6(b) of your Agreement to permit you to provide advice to Seabury Group LLC related to their engagement with Midwest Airlines so long as you remain in full compliance with all of the other terms and conditions of your Agreement and that certain Letter Agreement between you and Northwest dated as of May 13, 2008.

Sincerely,

/s/ David M. Davis

David M. Davis